Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings", "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional
Information and to the incorporation by reference of our report, dated August 24, 2012, on the financial statements and financial highlights of Pioneer Bond Fund included in the Annual Report to the Shareowners for the year ended June 30, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 53 to the Registration Statement (Form N-1A, No. 002-62436) of Pioneer Bond Fund.


							/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 12, 2012